Exhibit (p)(5)

REICH & TANG ASSET MANAGEMENT, LLC

REICH & TANG DISTRIBUTORS, INC.

REICH & TANG SERVICES, INC.

CODE OF ETHICS AND INSIDER TRADING

POLICIES AND PROCEDURES

(Amended - September 2012)

Code of Ethics and Insider Trading Policies and Procedures September, 2012	1

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Table of Contents

Section I - Overview	3

Section II - Purpose of the Code and Principles of Business Conduct	3

Section III - Persons Covered By the Code	4

Section IV - Accounts Covered by the Code	5

Section V - Securities Covered by the Code	5

Section VI - Prohibited Securities Transactions under the Code	6

Section VII - Outside Affiliations	6

Section VIII - Political Contributions	7

Section IX - Gifts and Entertainment	7

Section X - Pre-Clearance Requirements	7

Section XI - Reporting Requirements	7

Section XII - Reporting of Violations	9

Section XIII - Management Reporting	10

Section XIV - Training/Education	10

Section XV - Sanctions	10

Section XVI - Interpretations and Exceptions	11

Section XVII - Retention of Records	11

Section XVIII - Insider Trading Policy	12

Section XIX - Definitions	17

Section XX - Exhibits	19

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This is the Code of Ethics and Insider Trading Policy (the “Code”) of Reich & Tang Asset Management, LLC (“Advisor”, or “RTAM”), Reich & Tang Distributors, Inc. (“RTD”) and Reich & Tang Services, Inc. (“RTS,” and together with RTAM and RTD, the “Firm”).

Section I - Overview

On May 26th 2004, the Securities and Exchange Commission (“SEC”) voted to adopt a new code of ethics rule for registered investment Firms, Rule 204A-1 under the Investment Firms Act of 1940 (the “IAA”) and related amendments to the recordkeeping rules under the IAA, Form ADV, and the code of ethics rule under the Investment Company Act of 1940 (the “ICA”). Rule 204-2 under the IAA, Sections 204A, 204A-1, and 206 of the IAA, and Rule 17j-1 under the ICA require that an investment adviser adopt a written code of ethics containing provisions reasonably necessary to prevent persons covered by the Code from engaging in acts in violation of the above standard and shall use reasonable diligence and institute procedures reasonably necessary, to prevent violations of the Code.

Rule 17j-1 and the federal securities laws make it unlawful for certain persons, including any officer, trustee or director of a registered investment company (RIC) and its investment adviser, in connection with purchase or sale by such person of a Security Held or to be acquired by a RIC or any client.

This Code of Ethics and Insider Trading Policy (the “Code”) has been adopted by the Board of Managers of the Firm to effectuate the purposes and objectives of Sections 204A, 204A-1, and 206 and Rule 204-2 under the IAA, Rule 17j-1 under the ICA, the Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”), and in accordance with industry best practices.

This Code is based upon the principle that the Firm’s employees owe a fiduciary duty to, among others, managed account clients, to conduct their affairs, including their personal securities transactions, in such manner to avoid (1) serving their own personal interests ahead of clients; (2) taking inappropriate advantage of their position with the Firm; and (3) any actual or potential conflicts of interest or any abuse of their position of responsibility. In addition, the Firm’s employees are required to comply with applicable provisions of the Securities Act of 1933, the Securities Exchange Act of 1934, the IAA, the ICA, and the Sarbanes Oxley Act and rules thereunder.

Due to the litany of definitions and interpretations contained in these laws, it is imperative that Firm employees also read and acknowledge the Firm’s Compliance Manuals, which contain policies and procedures (including the Code) designed to address pertinent industry regulations. In addition, employees are asked to consult the Chief Compliance Officer or legal counsel before engaging in any activity or planned activity where there exists uncertainty concerning legality.

Section II - Purpose of the Code and Principles of Business Conduct

It is a fundamental principle that the interests of clients are at all times paramount to the interests of any director, officer or employee of any Adviser. Persons covered by this Code must adhere to this general principle and the specific provisions of the Code at all times. Every director, officer, and employee is required to read and understand this document and comply with it to protect and preserve the Firm’s reputation.

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Personal investments of all directors, officers and employees of the Firm must be conducted in a manner that avoids actual or potential conflicts of interest with a Firm’s clients. Directors, officers and employees of a Firm shall use their employment status, and any investment opportunities they learn of because of their positions with the Firm, solely for the benefit of clients and in a manner consistent with their fiduciary duties.

No person covered by this Code shall engage in any act, practice, or course of conduct, which would violate the provisions of the federal securities laws. Any violation of the Code, including engaging in a prohibited transaction or failing to file required reports, may result in disciplinary action including, but not limited to, disgorgement of profits, payment of a fine, censure, and, when appropriate, suspension or termination of employment and/or referral to appropriate governmental agencies. Supervised Persons should be aware that they may be held personally liable for any improper or illegal activities committed during the course of their employment, and may be subject to civil penalties such as fines, regulatory sanctions, including suspensions, as well as criminal penalties.

Any questions regarding the Code should be referred to the Chief Compliance Officer. However, while the Chief Compliance Officer is a resource, he or she is not giving legal advice, and authorization for trading through the pre-clearance process does not assure compliance with the totality of the Code. Ultimately, each individual is responsible for his or her compliance with the Code.

Section III - Persons Covered By the Code

The following categories or sub-categories of persons covered under this code have been designed to meet all necessary rule requirements under the IAA, the ICA, and the ITSFEA:

(A) “Supervised Person” includes any:

i.	Director, officer, and partner of the Firm (or other persons occupying a similar status or performing similar functions);

ii.	Employee of the Firm (including temporary and consulting help); and

iii.	Other person who provides advice on behalf of the adviser and/or is subject to the Firm’s supervision and control.

(B) “Access Person” means any Supervised Person who:

i.	has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any client account the Firm or its control affiliates manage; or

ii.	is involved in making securities recommendations to clients, or has access to such recommendations that are nonpublic.

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(C) “Investment Person” means any Access Person who:

i.	in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities on behalf of a client;

ii.	obtains information concerning recommendations made regarding the purchase or sale of securities on behalf of a client;

iii.	otherwise exercises Investment Control over client accounts.

The Chief Compliance Officer shall maintain a list of Investment Personnel and the corresponding client accounts over which such Investment Personnel exercise Investment Control.

(D) “Non-Access Person” means any Supervised Person who does not meet either the definition of Access or Investment Person.

Note: Any director, officer or employee of an investment adviser, who would be deemed an Access Person under this Code, who is subject to a code of ethics other than this Code that meets the requirements of Rule 204-2 under the Investment Firms Act of 1940 (the “IAA”), Sections 204A, 204A-1, and 206 of the Firms Act, and Rule 17j-1 under The Investment Company Act of 1940 (the “ICA”) shall be exempt from this Code.

NOTE: ALL FIRM EMPLOYEES ARE CONSIDERED “ACCESS PERSONS” UNDER THIS CODE

Section IV - Accounts Covered by the Code

The following accounts or situations are covered under the Code:

(A)	Beneficial Ownership

All accounts over which an Access or Investment Person has a Beneficial Ownership interest, including but not limited to - Individual, IRA, Joint, UGMA, 529 Plan, and Trust accounts.

(B)	Immediate Family

All accounts of immediate (i.e. children or spouse) family household members of an Access or Investment Person - including any relative by blood or marriage living in the employee’s household.

(C)	Investment Control

All Accounts over which an Access or Investment Person exercises Investment Control. This includes any arrangement where the Access or Investment Person serves as an agent, executor, trustee or in another similar capacity.

Section V - Securities Covered by the Code

Securities covered under the Code, “Covered Securities”, include any open-end, non-money market mutual fund advised or sub-advised by the Firm (or an affiliate(s), where applicable), and any initial public offerings or private offerings. See RTNET for a current list of affiliated funds.

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Section VI - Prohibited Securities Transactions under the Code

(A)	No Supervised Person shall engage in any act, practice or course of conduct, which would violate the provisions of this Code.

(B)	No Access or Investment Person shall:

•	Purchase or sell any security, while possessing material nonpublic information regarding any issuer of the security, until the information becomes public or is no longer material.

•	Purchase any Security in an Initial Public Offering or Private Offering, without prior written approval of the Chief Compliance Officer.

Section VII - Outside Affiliations

Supervised Persons are prohibited from engaging in other, related forms of employment while employed by RTAM.

Supervised Persons are prohibited from serving on a board of directors of any company without prior written authorization of the Risk Management Committee. Any such authorization shall be based upon a determination that the board service would be consistent with the interests of any client(s).

Volunteer service (without compensation) as a partner, officer, director owner or trustee of a non-profit organization, i.e. Hospital, School or other Social Organization Board, etc. does not require disclosure if there is no relationship to the Firm or its affiliates.

Outside Affiliations permitted under the Code, such as volunteer service, shall be submitted to the Chief Compliance Officer via the form attached hereto as Exhibit G no later than thirty days (30) from the date of appointment.

Reporting Requirements:

•	Report all outside business activities/affiliations.

•	Use a separate form for each outside business activity/affiliation.

•	Complete, sign and date the notification form and provide it to the CCO.

•	Retain a copy for your records.

•	If you are a FINRA RR, please also provide a copy to your supervisor.

•	If you are a FINRA RR, you may also be required to amend your form U-4 to include information related to the activity.

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Section VIII - Political Contributions

Supervised Persons are prohibited from making political contributions for the purpose of obtaining or retaining Firm contracts with government entities (known as “pay to play”)*. Although political contributions are not prohibited, Supervised Persons must be cognizant of potential conflicts of interest that may exist if the Firm or its employees contribute to the campaigns of any client(s), employees or consultants to the Firm. All political contributions must be pre-cleared through the Compliance Department using Exhibit D.

On a quarterly basis, all Supervised Persons are required to report any Political Contributions made to individual candidates, city, country, and state governing bodies; and local governments and their electorates to the Chief Compliance Officer via the form attached hereto as Exhibit B no later than thirty days (30) from the end of the quarter.

*	Note: Please refer to the Pay-to-play policy, located on RTNET, that was distributed in March 2011 to all employees.

Section IX - Gifts and Entertainment

Supervised persons are not permitted to offer, seek or accept any gift, service or other item of more than de minimis value, either directly or indirectly, from any person or entity that does business with or on behalf of the Firm. For the purposes of this provision, the following items are acceptable:

i. An occasional meal;

ii. An occasional ticket to a sporting event, the theater or comparable entertainment;

iii. A gift of fruit or other foods.

Note: As per the FINRA Rule Manual, de minimis value is less than or equal to $100.

Section X – Pre-Clearance Requirements – Covered Securities

Supervised persons and any member of their Family/Household must obtain the specific, advance written approval of the CCO (which the CCO may deny for any reason) to purchase an initial public offering (IPO) or a private offering, via the form attached hereto as Exhibit D.

Section XI - Reporting Requirements

(A) Initial and Annual Certification of Compliance with the Code

Upon employment and annually thereafter, each Supervised Person shall certify that he/she has:

(i)	read and understand the Code and recognize that they are subject thereto;

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(ii)	complied with the applicable requirements of the Code; and

(iii)	reported all personal securities transactions required to be reported pursuant to the requirements of the Code.

The certification report shall be made on the form attached as Exhibit A and submitted to the Chief Compliance Officer no later than ten (10) days after becoming a Supervised Person and annually on Exhibit C thirty (30) days after calendar year end.

(B) Initial and Annual Disclosure of Holdings and Brokerage Accounts

Upon employment and annually thereafter, each Access or Investment Person is required to submit to the Chief Compliance Officer a report listing all Covered Securities holdings and securities accounts in which the Access or Investment Person has a direct or indirect Beneficial Ownership as defined by the Code (See Section IV - Accounts Covered by the Code).

The certification report shall be made on the form attached as Exhibit A and submitted to the Chief Compliance Officer no later than ten (10) days after becoming a Supervised Person and annually on Exhibit C thirty (30) days after calendar year end.

Note: Accounts of Immediate Family Members over which the Access Person exercises Investment Control, but does not have a direct or indirect Beneficial Interest, shall be reported on Exhibit C and on an annual basis thereafter.

(C) Securities Account Opening Notification

Any time an Access or Investment Person or a member of his/her Family/Household opens a new account with a broker, he or she is required to complete the form attached hereto as Exhibit E and return it to the CCO.

(D) Quarterly Personal Transactions

(1) Each Access or Investment Person is required to report all transactions made in Covered Securities during the quarter, and any new securities accounts opened during the period;

Quarterly Trading Disclosures shall be submitted to the Chief Compliance Officer via the form attached hereto as Exhibit B no later than thirty (30) calendar days after the end of the calendar quarter, including any period in which there were no reportable securities transactions.

Exhibit B shall contain the following information:

i.	the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

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ii.	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

iii.	the price of the Covered Security at which the transaction was effected; and

iv.	the name of the broker, dealer or bank with or through whom the transaction was effected.

Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

(2) Each Access or Investment Person is required to report any political contributions made during the period. Quarterly Political Contribution Disclosures shall be submitted to the Chief Compliance Officer via the form attached hereto as Exhibit B no later than thirty (30) calendar days after the end of the calendar quarter.

(D) Conflict of Interest

Every Supervised Person shall notify the Chief Compliance Officer of any personal conflict of interest relationship which may involve any client such as the existence of any economic relationship between their transactions and securities held or to be acquired by any client. Such notification shall occur in the pre-clearance process.

The Chief Compliance Officer shall notify each Supervised Person that he or she is subject to these reporting requirements, and shall deliver a copy of this Code to each such person upon request.

Section XII - Reporting of Violations

Each Supervised Person shall promptly report to the Chief Compliance Officer any apparent violations of this Code and its associated policies and procedures.

Any Supervised Person who in good faith reports a violation of this Code (or who, in good faith, reports an event that he or she reasonably believes to be a violation of this Code) shall suffer no harassment, retaliation, or adverse employment consequences as a result of reporting the violation. Further, any employee who harasses or retaliates against an employee who has reported a violation of this Code is subject to discipline up to and including termination of employment.

The Chief Compliance Officer shall promptly report to the Risk Management Committee all apparent violations of this Code and its associated policies and procedures.

When the Chief Compliance Officer finds that a transaction otherwise reportable could not reasonably be found to have resulted in a fraud, deceit or manipulative practice in violation of Rule 17j-1, or Rule 204(a)(12) he/she may, in his/her discretion, send a copy of a written memorandum of such finding and the reasons therefore with the reports made pursuant to this Code to the Risk Management Committee, in lieu of reporting the transaction as defined above.

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The Risk Management Committee and, where appropriate, the Firm’s Audit Committee shall consider reports made hereunder and shall determine whether or not this Code has been violated and whether the appropriate sanctions, if any, were imposed.

Section XIII - Management Reporting

The Chief Compliance Officer shall prepare and deliver a report relating to this Code to the Firm’s Audit Committee and to any applicable RIC Board of Directors on a Quarterly and Annual Basis. Such report shall:

(a)	summarize existing procedures concerning personal investing and any changes in the procedures made during the period year;

(b)	identify any violations requiring significant remedial action during the period;

(c)	identify any recommended changes in the existing restrictions or procedures based upon past experience under its Code, evolving industry practices or developments in applicable laws or regulations; and

(d)	certify that the Firm has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

Section XIV - Training/Education

The Chief Compliance Officer shall be responsible for the training and education of Supervised Persons regarding the Code. Such training shall be provided upon commencement of employment, in conjunction with the delivery of the Code to new hires, continually as questions or revisions to the Code arise, and annually as part of an overall Compliance Department training regimen. All Supervised Persons are required to attend any training sessions or read any applicable materials in relation to the Code.

Section XV - Sanctions

This Code is designed to assure compliance with applicable law and to reinforce Firm’s reputation for integrity in the conduct of its business.

Upon discovering a violation of this Code, sanctions may be imposed as deemed appropriate, including, but not limited to, disgorgement of profits, a letter of censure or suspension or termination of the employment of the violator.

An incidental failure to comply with the Code is not necessarily a violation of law or Firm’s Principles of Business Conduct. Isolated or inadvertent violations of the Code not resulting in a violation of the law will be referred by the Chief Compliance Officer to the Risk Management Committee and disciplinary action commensurate with the violation, if warranted, will be imposed.

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Violations of any of the enumerated transactions in Section VI (Prohibited Securities Transactions under the Code) may require the sale of any open positions and disgorgement of any profits realized from the prohibited transaction(s). A pattern of violations that individually do not violate the law or Principles of Business Conduct, but which taken together demonstrate a lack of respect for the Code, may result in disciplinary action, including termination of employment. A violation of the Code resulting in a violation of the law will be severely sanctioned, with disciplinary action including, but not limited to, termination of employment or referral of the matter to the appropriate regulatory agency for civil or criminal investigation.

Section XVI - Interpretations and Exceptions

The Chief Compliance Officer shall have the right to make final and binding interpretations of the Code and may grant an exception to certain of the above restrictions, as long as no abuse or potential abuse is involved. A memorandum regarding the granting of any such exceptions, and the reasons therefore, shall be retained pursuant to Section XV hereof. Each Access Person must obtain approval from the Chief Compliance Officer before taking any action regarding such an exception.

Interpretative decisions of the Chief Compliance Officer may be appealed to the Risk Management Committee. With respect to any such appeal, the Risk Management Committee shall review the decision of the Chief Compliance Officer and determine whether the Code has been violated and may impose different sanctions.

The Firm’s President, COO or CAO is responsible for reviewing the Chief Compliance Officer’s personal trading reports required under the Code and pre-clearing his/her trades. If the Chief Compliance Officer is in violation of the Code, the Risk Management Committee will impose the appropriate sanction(s).

Section XVII - Retention of Records

This Code, as updated from time to time, acknowledgement of receipt of a copy of this Code by each Supervised Person, a list of all persons required to make reports hereunder from time to time, a copy of each report made by an Access Person hereunder, each memorandum made by the Chief Compliance Officer hereunder and a record of any violation hereof and any action taken as a result of such violation, shall be maintained by a RIC or Firm as required under the Rule for a period of not less than 6 years.

The Chief Compliance Officer will use his or her best efforts to assure that all requests for pre-clearance, all personal Securities transaction reports and all reports of Covered Securities holdings are treated “Personal and Confidential.” However, such documents will be available for inspection by appropriate regulatory agencies, and by other parties within the Firm and its affiliates as are necessary to evaluate compliance with or sanctions under this Code. Documents received from Access Persons who are officers of an applicable RIC or who have day-to-day management responsibilities for a series of a RIC are also available for inspection by the applicable RIC’s Board of Directors.

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Section XVIII – Insider Trading Policy

1. Policy Statement on Insider Trading

The Firm prohibits any officer, director, or employee from trading, either personally or on behalf of others, including on behalf of an applicable RIC and managed clients, or recommending securities, while in possession of material, non-public information in violation of applicable laws and regulations. This unlawful conduct is frequently referred to as “insider trading.”

The Firm’s policy extends to external activities and outside duties related to your association with the Firm. Every officer, director, and employee must read and retain this policy statement. Any questions regarding the Firm’s insider trading policy and procedures should be referred to the Chief Compliance Officer.

Adherence to the Firm’s Insider Trading Policy and Procedures is a basic condition of your employment or association with the Firm. Failure to comply with these policies and procedures is ground for disciplinary action, including discharge, by the Firm.

2. Definition of Insider Trading

The term “insider trading” is not defined in the federal securities laws. However, the term insider trading generally is used to refer to the use of material, non-public information to trade in securities (whether or not one is an “insider”) or to communications and recommendations of material, non-public information to others.

The law concerning insider trading is not static. However, the law concerning insider trading generally prohibits:

•	trading by an insider, while in possession of material, non-public information;

•

trading by a non-insider, while in possession of material, non-public information where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

•	communicating material, non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

3. Who is an Insider

The concept of “insider” is broad. It includes, at a minimum, officers, directors, and employees of a company.

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The concept of insider also includes a “temporary insider.” A person is a “temporary insider” if he or she enters into a special, confidential relationship in the conduct of a company’s affairs and, as a result, is given access to information solely for the company’s purposes. A temporary insider can include, among others, company’s attorneys, accountants, consultants, bank lending officer, and the employees of such organizations.

The Firm itself may become a temporary insider of a company it advises or for which it performs other services. According to the U.S. Supreme Court, an individual could become a temporary insider if the company expects the outsider who becomes a temporary insider to keep the disclosed, non-public information confidential, and the relationship at least implies that the individual has such a duty.

4. What is Material Information

“Material information” generally is defined as (1) information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or (2) information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Information that officers, directors and employees should consider material includes, but is not limited to the following:

•	dividend changes, earnings estimates and other similar financial information, such as large or unusual write-offs, write-downs, profits or losses, changes in previously released earnings estimates;

•	significant merger or acquisition proposals or other agreements for the sale or purchase of substantial assets;

•	major litigation, such as the institution of, or development in, litigation or a regulatory proceeding;

•	extraordinary borrowing or other liquidation problems such as defaults under agreements or actions by creditors, customers, or suppliers relating to a company’s credit standing;

•	tender offers, which are often material for the party making the tender offer as well as for the issuer of the securities for which the tender offer is made and extraordinary management developments;

•	pending discoveries or developments, such as new products, sources of materials, patents, processes, inventions or discoveries of mineral deposits;

•	a proposal or agreement concerning a financial restructuring;

•	a proposal to issue or redeem securities, or a development with respect to pending issuance or redemption of securities;

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•	a significant expansion or contraction of operations;

•	new products or discoveries;

•	information about major contracts or increases or decreases in orders;

•	developments regarding a company’s senior management;

•	information about a company received from a director of that company; and

•	information regarding a company’s possible noncompliance with various laws.

Additionally, information need not refer to specific aspects of a company’s business to be deemed material information. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered as material, certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

Importantly, this is a non-exhaustive list. Therefore, you should consider all relevant circumstances when determining whether information is material.

5. What is Non-Public Information

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public (i.e., generally available to the investing public). For example, information found in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public information.

Information received under circumstances indicating that it is not yet in general circulation and which may be attributable, directly or indirectly, to the company or its insiders is likely to be deemed non-public information.

The amount of time required for information to become effectively communicated depends upon many factors. For instance, it may depend upon whether the information appears in widely accessible sources, such as newspapers or on the internet, or whether the information appears in regulatory filings. Information appearing in newspapers or through electronic media, such as the Internet, is more rapidly disseminated than information appearing in regulatory filings.

The complexity of the information is a relevant factor. If the information is more complex and, therefore, more difficult to understand, it may take more time for such information to be widely available to the public. In contrast, if the information is more simple, then it may take less time for such information to be widely available to the public.

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Again, you should consider all relevant circumstances when determining whether a sufficient amount of time has passed before the information is widely available.

6. Prohibitions Based upon Material Non-Public Information

If you obtain material non-public information, you may not trade Securities or even recommend related Securities either for your own or accounts in which you have a direct or indirect Beneficial Interest, or any account over which you exercise Investment Control, until you can refer to some public source to show that the information is generally available (that is, available from sources other than insider sources) and that enough time has passed to allow wide dissemination of the information. In addition, any person who passes along material non-public information upon which a transaction is based (tipping) may also be liable. This prohibition on the trading of securities relates to any security. For example, no employee may divulge the current portfolio transactions of any client to anyone unless it is properly within his or her job responsibilities to do so.

You may discuss inside information with other Firm employees only if the discussion of such inside information is necessary for a Firm employee to fulfill her or his job responsibilities.

7. Duties Based upon the Prohibitions on Inside Information

All directors, officers and employees of the Firm, particularly those who have Investment Control over the managed accounts, must take appropriate steps to avoid receiving material non-public information. Receiving such information could impose severe restrictions on one’s ability to perform one’s job responsibilities, particularly in fulfilling your fiduciary obligations to the Firm’s managed account clients.

All employees managing the work of other persons, whether employees, consultants, or temporary employees, who have access to inside information are responsible for ensuring that such persons are aware of this policy.

8. Base for Liability

(a) Fiduciary Duty Theory

In 1980, the U.S. Supreme Court found that there is no general duty to disclose before trading on material, non-public information but that such a duty arises only where there is a fiduciary relationship, that is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material, non-public information or refrain from trading. Chiarella v. U.S., 445 U.S. 22 (1980).

In Dirk v. SEC, 463 U.S. 646 (1983) the U.S. Supreme Court stated alternate theories under which non-insiders can acquire the fiduciary duties of insiders: they can enter into a confidential relationship with the company through which they gain information (i.e. attorneys, accountants) or they can acquire a fiduciary duty to the company’s

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shareholders as “tippees” if they are aware or should have been aware that they have been given confidential information by an insider who has violated his fiduciary duty to the company’s shareholders.

However, in the “tippee” situation, a breach of duty occurs only if the insider personally benefits, directly or indirectly, from the disclosure. The benefit does not have to be pecuniary but can be a gift, a reputational benefit that will translate into future earnings or even evidence of a relationship that suggests a quid pro quo.

(b) Misappropriation Theory

Another basis for insider trading liability is the “misappropriation” theory where liability is established when trading occurs on material, non-public information that was stolen or misappropriated from any other person. In U.S. v. Carpenter, supra, the U.S. Supreme Court found, in 1987, a columnist defrauded The Wall Street Journal when he stole information from the Journal and used it for trading in the securities markets. It should be noted that the misappropriation theory could be used to reach a variety of individuals not previously thought to be encompassed under the fiduciary duty theory.

9. Penalties for Insider Trading

Penalties for trading on or communicating material, non-public information are severe both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions, treble damages, disgorgement of profits, imprisonment, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited and fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Firm. These sanctions include, but are not limited to, dismissal of the employees involved.

10. Procedures to Implement the Firm’s Policy Against Insider Trading

The following procedures have been established to aid the officers, directors, and employees of the Firm in avoiding insider trading and to aid the Firm in preventing, detecting and imposing sanctions against insider trading. Every officer, director, and employee of the Firm must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and criminal penalties. If you have any questions about these procedures, you should consult the Chief Compliance Officer.

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(a) Identifying Inside Information

Before trading for yourself or others, including investment companies or private accounts managed by a Firm, in the securities of a company about which you may have potential inside information, ask yourself the following two (2) sets of questions:

•	Is the information material? (See Section XVII(4)).

•	Is the information non-public? (See Section XVII(5)).

If after consideration of the above, you believe that the information is material and nonpublic or if you have questions as to whether the information is material and non-public, you should take the following steps:

After the Chief Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or you will be allowed to trade and communicate the information.

(b) Restricting Access to Material, Non-Public Information

Information in your possession that you identify as material and non-public may not be communicated to anyone including persons within the Firm except as provided above. In addition, you should take care that such information is secure. For example, files containing material, non-public information should be sealed; access to computer files containing material, non-public information should be restricted.

(c) Resolving Issues Concerning Insider Trading

If, after consideration of all the above procedures, doubt remains as to whether information is material or non-public or if there is any unresolved question as to the applicability of interpretation of the foregoing procedures or as to the propriety of any action, it must be discussed with the Chief Compliance Officer before trading or communicating the information to anyone.

Section XIX - Definitions

(A) Beneficial Ownership

Shall be as defined in, and interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) thereunder, with specific reference to Exchange Act Rule 16a-1(a)(2).

The determination of Beneficial Ownership is the responsibility of each Access Person. It is a fact-based decision.

Questions regarding Beneficial Ownership should be directed to the Chief Compliance Officer. Because, however, a determination of Beneficial Ownership requires a detailed analysis of personal financial circumstances that are subject to change, the Chief Compliance Officer ordinarily will not advise employees on this definition.

Code of Ethics and Insider Trading Policies and Procedures September, 2012	17

Exhibit (p)(5)

(B) Chief Compliance Officer (CCO)

The CCO of the Firm(s), as designated under SEC Rule 38(a)-1, responsible for administering the Code.

(C) Covered Security

For the purposes of this Code, any open-end, non-money market mutual fund advised or sub-advised by the Firm (or an affiliate(s), where applicable), and any initial public offerings or private offerings.

(D) Disinterested Director

A director of a Firm who is not an “interested person” of a Firm within the meaning of Section 2(a)(19) of the Investment Company Act. Determinations of “Disinterested Director” status shall be made in writing by the Risk Management Committee. Supervised Persons who have “Disinterested Director” status are considered Non-Access Persons under the Code.

(E) Disinterested Fund Director

A Director of a Registered Investment Company (RIC) who is not an “interested person” of the Firm within the meaning of Section 2(a)(19) of the Act. Determinations of “Disinterested Fund Director” status shall be made by RIC counsel with the approval of the Firm’s Board of Managers and notice of such determination shall be provided to the Chief Compliance Officer and the Risk Management Committee.

(F) Immediate Family Member

Shall mean any child, stepchild, grandchild, parent, stepparent grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and shall include adoptive relationships.

(G) Investment Control

Shall mean the direct or indirect power to exercise controlling influence over the investment decisions and securities held by a RIC or managed client account.

(H) Risk Managment Committee

The oversight body responsible for the implementation and enforcement of this Code composed of investment, legal and compliance personnel of the Firm and its affiliates. The Risk Management Committee shall be approved and appointed by the Board of Managers of the Firm.

Code of Ethics and Insider Trading Policies and Procedures September, 2012	18

Exhibit (p)(5)

(I) Limited Offering

Means an offering that is exempt from registration under the Securities Act of 1933, as amended (“Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act. A Limited Offering includes certain co-operative investments in real estate, co-mingled investments vehicles such as hedge funds and investments in family-owned businesses.

(J) Security

Means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-RIC certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, Fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

Section XX - Exhibits

Exhibit A - Initial Certification/Holdings Report

Exhibit B - Quarterly Transaction Report

Exhibit C - Annual Certification/Holdings Report

Exhibit D - Trade Pre-Clearance Request

Exhibit E - Securities Account Opening Notification

Exhibit F - Affirmation of Status as Non-Access Person

Exhibit G - Outside Business Activities Disclosure

Code of Ethics and Insider Trading Policies and Procedures September, 2012	19

Exhibit (p)(5)

Exhibit A

INITIAL CERTIFICATION AND HOLDINGS DISCLOSURE

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 10 CALENDAR DAYS AFTER BECOMING AN ACCESS PERSON.

INITIAL CERTIFICATION

☐	I CONFIRM THAT I HAVE READ AND UNDERSTAND THE CODE AND HAVE COMPLIED WITH ITS REQUIREMENTS. I UNDERSTAND THAT, FOR PURPOSES OF THE CODE, I AM CLASSIFIED AS:

☐	Access Person	☐	Investment Person

INITIAL HOLDINGS REPORT

☐	NEITHER I, NOR ANY MEMBER OF MY FAMILY/HOUSEHOLD, HAS BENEFICIAL OWNERSHIP IN ANY COVERED SECURITIES (INCLUDING ANY SHARES OF REPORTABLE FUNDS).

☐	THE ATTACHED STATEMENTS/PRINTOUTS REFLECT A COMPLETE LIST OF ALL COVERED SECURITIES (INCLUDING ANY SHARES OF REPORTABLE FUNDS) IN WHICH I, AND/OR A MEMBER OF MY FAMILY/HOUSEHOLD, HAD BENEFICIAL OWNERSHIP ON THE REPORTING DATE.

BROKERAGE ACCOUNTS

☐	NEITHER I, NOR ANY MEMBER OF MY FAMILY/HOUSEHOLD, HAD, AS OF THE REPORTING DATE, ANY ACCOUNTS WITH BROKERS, DEALERS, INVESTMENT MANAGERS OR BANKS IN WHICH ANY SECURITIES (INCLUDING SECURITIES WHICH ARE NOT COVERED SECURITIES OR REPORTABLE FUNDS) ARE HELD, AND WITH RESPECT TO WHICH I, OR ANY MEMBER OF MY FAMILY/HOUSEHOLD, HAS BENEFICIAL OWNERSHIP.

☐	ALL ACCOUNTS THAT I, AND/OR ANY MEMBER OF MY FAMILY/HOUSEHOLD, MAINTAIN WITH BROKERS, DEALERS, INVESTMENT MANAGERS OR BANKS IN WHICH SECURITIES (INCLUDING SECURITIES WHICH ARE NOT COVERED SECURITIES OR REPORTABLE FUNDS) ARE HELD, AND WITH RESPECT TO WHICH I, AND/OR A MEMBER OF MY FAMILY/HOUSEHOLD, HAD BENEFICIAL OWNERSHIP ARE SET FORTH BELOW:

Broker Name	Account Title	Account #	Discretionary

☐	I HAVE IDENTIFIED ALL SECURITIES OBTAINED THROUGH A PRIVATE PLACEMENT OR LIMITED OFFERING.

☐	FOR EACH BROKERAGE ACCOUNT IN WHICH A THIRD PARTY HAS INVESTMENT DISCRETION, I HAVE PROVIDED A COPY OF THE DISCRETIONARY AUTHORIZATION.

Name	Signature	Date

Code of Ethics and Insider Trading Policies and Procedures September, 2012	20

Exhibit (p)(5)

EXHIBIT B

QUARTERLY DISCLOSURE

FOR:     Q 201

NOTE: THIS FORM MUST BE COMPLETED BY ALL ACCESS PERSONS AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 30 CALENDAR DAYS AFTER QUARTER-END.

TRADING

☐	THERE ARE NO COVERED SECURITY TRANSACTIONS, COMPLETED IN ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST AND/OR EXERCISE INVESTMENT CONTROL, TO REPORT FOR THE PERIOD.

☐	THE FOLLOWING COVERED SECURITY TRANSACTIONS, WERE COMPLETED IN ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST AND/OR EXERCISE INVESTMENT CONTROL, DURING THE PERIOD.

Security Name	Ticker	T/D	Buy	Sell	Amount	Broker/Acct. #
			☐	☐
			☐	☐
			☐	☐
			☐	☐

☐	SEE ATTACHED LIST OF COVERED SECURITY TRANSACTIONS FOR THE PERIOD

REPRESENTATIONS AND WARRANTIES

☐	ALL APPLICABLE TRANSACTIONS LISTED WERE SUBMITTED TO THE CCO FOR PRE-CLEARANCE DURING THE PERIOD.

☐	THERE WERE NO BROKERAGE ACCOUNTS, IN WHICH I HAVE BENEFICIAL OWNERSHIP AND/OR EXERCISE INVESTMENT CONTROL, OPENED DURING THE PERIOD.

POLITICAL CONTRIBUTIONS

☐	THERE ARE NO POLITICAL CONTRIBUTIONS, MADE ON BEHALF OF ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST AND/OR EXERCISE INVESTMENT CONTROL, TO REPORT FOR THE PERIOD.

☐	THE FOLLOWING POLITICAL CONTRIBUTIONS WERE MADE ON BEHALF OF ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST AND/OR EXERCISE INVESTMENT CONTROL, DURING THE PERIOD.

Political Entity	Date	Amount	Broker/Acct. #

☐	DONEE IS A CLIENT, EMPLOYEE, OR CONSULTANT TO REICH & TANG – Name:

REPRESENTATIONS AND WARRANTIES

☐	NO CONTRIBUTIONS WERE MADE FOR THE PURPOSE OF OBTAINING OR RETAINING ADVISORY CONTRACTS WITH GOVERNMENT ENTITIES (KNOWN AS “PAY TO PLAY”).

Name	Signature	Date

Code of Ethics and Insider Trading Policies and Procedures September, 2012	21

Exhibit (p)(5)

EXHIBIT C

ANNUAL CERTIFICATION AND HOLDINGS DISCLOSURE

NOTE: NOTE: THIS FORM MUST BE COMPLETED BY ALL EMPLOYEES AND FILED WITH THE CHIEF COMPLIANCE OFFICER NO LATER THAN 30 CALENDAR DAYS AFTER YEAR END.

ANNUAL CERTIFICATION

☐	I CONFIRM THAT I HAVE READ AND UNDERSTAND THE CODE AND HAVE COMPLIED WITH ITS REQUIREMENTS DURING THE PAST YEAR. I UNDERSTAND THAT, FOR PURPOSES OF THE CODE, I AM CLASSIFIED AS AN ACCESS PERSON

ANNUAL HOLDINGS REPORT

☐

AS OF DECEMBER 31ST (“REPORTING DATE”), NEITHER I, NOR ANY MEMBER OF MY FAMILY/HOUSEHOLD, HAS BENEFICIAL OWNERSHIP IN ANY COVERED SECURITIES (INCLUDING ANY SHARES OF REPORTABLE FUNDS) AS DEFINED BY THE CODE.

☐	THE ATTACHED STATEMENTS/PRINTOUTS REFLECT A COMPLETE LIST OF ALL COVERED SECURITIES (INCLUDING ANY SHARES OF REPORTABLE FUNDS) IN WHICH I, AND/OR A MEMBER OF MY FAMILY/HOUSEHOLD, HAD BENEFICIAL OWNERSHIP ON THE REPORTING DATE.

BROKERAGE ACCOUNTS

☐	NEITHER I, NOR ANY MEMBER OF MY FAMILY/HOUSEHOLD, HAD, AS OF THE REPORTING DATE, ANY ACCOUNTS WITH BROKERS, DEALERS, INVESTMENT MANAGERS OR BANKS IN WHICH ANY SECURITIES (INCLUDING SECURITIES WHICH ARE NOT COVERED SECURITIES OR REPORTABLE FUNDS) ARE HELD, AND WITH RESPECT TO WHICH I, OR ANY MEMBER OF MY FAMILY/HOUSEHOLD, HAS BENEFICIAL OWNERSHIP.

☐	ALL ACCOUNTS THAT I, AND/OR ANY MEMBER OF MY FAMILY/HOUSEHOLD, MAINTAIN WITH BROKERS, DEALERS, INVESTMENT MANAGERS OR BANKS IN WHICH SECURITIES (INCLUDING SECURITIES WHICH ARE NOT COVERED SECURITIES OR REPORTABLE FUNDS) ARE HELD, AND WITH RESPECT TO WHICH I, AND/OR A MEMBER OF MY FAMILY/HOUSEHOLD, HAD BENEFICIAL OWNERSHIP AS OF THE REPORTING DATE ARE SET FORTH BELOW:

Broker Name	Account Title	Account #	Discretionary

☐	I HAVE IDENTIFIED ALL SECURITIES OBTAINED THROUGH A PRIVATE PLACEMENT OR LIMITED OFFERING.

☐	FOR EACH BROKERAGE ACCOUNT IN WHICH A THIRD PARTY HAS INVESTMENT DISCRETION, I HAVE PROVIDED A COPY OF THE DISCRETIONARY AUTHORIZATION.

GIFTS AND ENTERTAINMENT

I RECEIVED ☐, DID NOT RECEIVE ☐ FAVORS, GIFTS OR GRATUITIES FROM BROKERS, DEALERS, INVESTMENT BANKERS OR OTHER BUSINESS-RELATED PERSONS OR ORGANIZATIONS DURING THE ABOVE MONTH. IF SUCH ITEMS WERE RECEIVED, PLEASE DESCRIBE SUCH FAVORS, GIFTS OR GRATUITIES AND THE CIRCUMSTANCES UNDER WHICH SUCH ITEMS WERE RECEIVED BELOW:

Donor Name	Date of Receipt	Gift Description	Value

Name	Signature	Date

Code of Ethics and Insider Trading Policies and Procedures September, 2012	22

Exhibit (p)(5)

EXHIBIT D

PRE-CLEARANCE REQUEST

TRADING

NOTE: AN ACCESS PERSON MUST COMPLETE THIS PERSONAL TRADE REQUEST FORM PRIOR TO ENGAGING IN ANY PERSONAL SECURITIES TRANSACTIONS IN A COVERED SECURITY FOR ANY ACCOUNT IN WHICH THE ACCESS PERSON OR A MEMBER OF HIS OR HER FAMILY/ HOUSEHOLD HAS ANY BENEFICIAL OWNERSHIP (UNLESS EXEMPTED BY THE CODE).

INVESTMENT INFORMATION

SECURITY NAME	TICKER/ CUSIP	SEC TYPE	BUY	SELL	AMOUNT/ PRINCIPAL	BROKER NAME	ACCOUNT #
			☐	☐
			☐	☐

REPRESENTATIONS AND WARRANTIES

1.	I do not possess any material non-public information regarding the security or the issuer of the security;

2.	I am not aware that any client has an open order to buy or sell the security or an equivalent security;

3.	I am not using knowledge of any open, executed, or pending transaction on behalf of any client to profit by the market effect of such client transaction;

4.	The security is not being acquired in an initial public offering;

5.	The security is not being acquired in a private placement or limited offering. If it is, I have reviewed Section III of the Code and have attached hereto a written explanation of the transaction;

6.	Where applicable, the security in question (if being sold for a profit) has been held, directly or indirectly (through any member of my household/family, any account in which I have Beneficial Ownership, or otherwise) a minimum of 30 days;

7.	To the best of my knowledge, the proposed transaction fully complies with Code requirements.h)I understand that pre-clearance is only valid for the day on which it is given and that it may be revoked at any time.

POLITICAL CONTRIBUTION

I WISH TO MAKE THE FOLLOWING POLITICAL CONTRIBUTION(S) ON BEHALF OF ACCOUNTS IN WHICH I HAVE A BENEFICIAL INTEREST AND/OR EXERCISE INVESTMENT CONTROL.

Political Entity	Date	Amount	Broker/Acct. #

☐	DONEE IS A CLIENT, EMPLOYEE, OR CONSULTANT TO REICH & TANG – Name:

REPRESENTATIONS AND WARRANTIES

☐	NO CONTRIBUTIONS WERE MADE FOR THE PURPOSE OF OBTAINING OR RETAINING ADVISORY CONTRACTS WITH GOVERNMENT ENTITIES (KNOWN AS “PAY TO PLAY”).

Name	Signature	Date

COMPLIANCE DEPARTMENT USE ONLY
Approved Y ☐ N☐

Name	Signature	Date

Code of Ethics and Insider Trading Policies and Procedures September, 2012	23

Exhibit (p)(5)

EXHIBIT E

SECURITIES ACCOUNT OPENING NOTIFICATION

THIS FORM MUST BE SUBMITTED TO THE COMPLIANCE DEPARTMENT WHEN YOU OR A MEMBER OF YOUR FAMILY/HOUSEHOLD OPENS A NEW BROKERAGE ACCOUNT

I am notifying the Compliance Department about the following account(s) in which either (i) I have Beneficial Ownership or (ii) a member of my Family/Household has Beneficial Ownership.

#	Broker Name	Account Name	Account #	Discretionary

☐	I have provided the Compliance Department with the necessary information that will allow my broker to send RTAM duplicate confirmation statements and periodic reports.

☐	For each brokerage account in which a third party has investment authority, I have provided a copy of the discretionary authorization.

Name	Signature	Date

Compliance Department Use Only
Approved Y ☐ N☐

Name	Signature	Date

Code of Ethics and Insider Trading Policies and Procedures September, 2012	24

Exhibit (p)(5)

EXHIBIT F

AFFIRMATION OF STATUS AS NON-ACCESS PERSON

By signing below, I affirm that:

I do not have access to nonpublic information regarding the portfolio holdings of any client or Reportable Fund, or the purchase or sale of any Covered Securities on behalf of a client.

I do not recommend, participate in the determination of which recommendation will be made, obtain information concerning recommendations made, or assist others in determining which recommendations will be made in connection with the purchase or sale of Covered Securities.

I do not obtain information concerning recommendations made to a Reportable Fund that is with regard to the purchase or sale of Covered Securities by such fund.

I also understand that pre-clearance may be withdrawn and I may be required to reverse a trade and disgorge profits if a client trade in the same security occurs after this pre-clearance is granted.

Signature:
Name:
Title:
Date:

Reportable Fund: means any investment company other than a money market fund that is registered under the Investment Company Act for which the Firm serves as an investment adviser or sub-adviser, or whose investment adviser or sub-adviser or principal underwriter controls the Firm, is controlled by the Firm, or is under common control with the Firm.

Covered Security: means anything that is considered a “security” under the Investment Company Act of 1940 or the Investment Advisers Act of 1940, except:

•	Direct obligations of the U.S. Government.

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements.

•	Shares of open-end investment companies that are registered under the Investment Company Act (mutual funds) other than Reportable Funds and Exchange-Traded Funds (“ETFs”).

•	Shares issued by money market funds.

Code of Ethics and Insider Trading Policies and Procedures September, 2012	25

Exhibit (p)(5)

EXHIBIT G

OUTSIDE BUSINESS ACTIVITIES

INITIAL AND ANNUAL DISCLOSURE AND APPROVAL FORM

Reporting Requirements (please):

•	Report all outside business activities affiliations.

•	Use a separate form for each outside business activity/affiliation.

•	Complete, sign and date this notification form and provide it to the RTAM Chief Compliance Officer.

•	If you are registered with FINRA (formerly, the NASD), please also provide a copy to your supervisor.

•	Retain a copy for your records.

RTAM Compliance Review and Approval:

•	The RTAM Chief Compliance Officer must review and approve the request both prior to your engaging in any outside business activity/affiliation, as well as on an annual basis.

•

Prior to engaging in such activities you must receive a written approval from RTAM Compliance to engage in the activity, unless the activity is exclusively charitable, civic, religious or fraternal, is recognized as tax exempt, and is not investment-related. If it meets these criteria, you need only inform the RTAM Compliance of the activity, but need not obtain approval.

•	If you are a Registered Representative, you must also receive written approval from RTD Compliance and may also be required to amend your form U-4 to include information related to the activity.

Outside Business Activity Questionnaire

1.	Please provide the following information regarding the entity associated with your outside affiliation/business activity:

•	Company Name:

•	Contact Name:

•	Address:

•	Phone:

•	Email:

2.	Is the activity (i) “non-investment-related” and (ii) does it involve an organization that is exclusively charitable, civic, religious or fraternal and is recognized as tax exempt? Yes ☐ No ☐

Note: For purposes of Item 2, “investment-related” means any position in which you assist in the allocation of an endowment or provide any similar type of investment advice.

3.	Are you registered with FINRA (formerly the NASD)? Yes ☐ No ☐

4.	What is the legal structure of the entity? ☐ Corporation ☐ LLC ☐ LP ☐ Non-Profit ☐ Other

5.	The Entity is ☐ Privately Held ☐ Publicly Held

6.	Original date of affiliation with this company/entity.

7.	Is the company/entity affiliated with RTAM? Yes ☐ No ☐

8.	Is the company/entity a customer of RTAM or RTD? Yes ☐ No ☐

9.	Is the company/entity investment-related? Yes ☐ No ☐

For purposes of this question, “investment-related” means any business engaged in providing financial products or services, such as a broker-dealer, investment adviser, hedge fund, financial planner, or any similar business.

Code of Ethics and Insider Trading Policies and Procedures September, 2012	26

Exhibit (p)(5)

10.	Describe the nature of the outside business activity:

11.	Do you receive compensation? Yes ☐ No ☐

If yes, please describe the compensation:

12.	Please describe your relationship with the company, inclusive of any ownership interest:

13.	If you are less than a 100% owner, are any other owners RTAM or RTD customers? Yes ☐ No ☐

14.	What are your specific duties or powers?

15.	Number of hours devoted to this business on a weekly basis.

16.	Number of hours devoted to the activity during RTAM/RTD business hours.

17.	Are any other individuals associated with RTAM or RTD affiliated with this business? Yes ☐ No ☐

18.	If yes, please list their names and describe their relationship to you.

19.	Are you aware of any potential conflict of interest your involvement in the activity may pose with regard to RTAM or RTD? Yes ☐ No ☐ If yes, please explain the potential conflict and how you intend to address it.

20.	Please provide any additional information that will assist RTAM/RTD in evaluating this request:

REPRESENTATIONS AND WARRANTIES

I have read and understand RTAM’s and RTD’s shared Code of Ethics and, if registered with FINRA, FINRA Conduct Rule 3030 relating to outside business activities, and I agree to provide RTAM and RTD with prompt written notification for any and all of my outside business activities/affiliations outside of the scope of my position with RTAM and RTD and any changes to the information provided above. Completion of this form does not constitute approval of any outside business activity/affiliation.

Unless I have answered “Yes” to Item 2, I understand that I must receive written approval of the activity from RTAM’s (and, if registered with FINRA, RTD’s) Chief Compliance Officer prior to engaging in any outside business/affiliation.

Name	Signature	Date

Compliance Department Use Only
Approved Y ☐ N☐

Name	Signature	Date

Code of Ethics and Insider Trading Policies and Procedures September, 2012	27

Compliance Department	Internal Use Only Material